Exhibit (d)(3)

NON-QUALIFIED STOCK OPTION NOTICE & AGREEMENT

FOR GRANTEES OUTSIDE THE U.S.

VeriFone Holdings, Inc.

OPTION_DATE-

FIRST_NAME- LAST_NAME-
ADDRESS_LINE1-
ADDRESS_LINE2-
CITY-, STATE- ZIP-
COUNTRY-

Re: VeriFone Holdings, Inc. Grant of Non-Qualified Stock Option

Dear                       :

VeriFone Holdings, Inc. (the “Company”) is pleased to advise you that, pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”), the Company’s Compensation Committee has granted to you an option (the “Option”) to acquire shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as set forth below (the “Option Shares”), subject to the terms and conditions set forth herein and in the Plan:

Number of Option Shares	TOTAL_SHARES_GRANTED-
Date of Grant	OPTION_DATE-
Exercise Price per Option Share	OPTION_PRICE-
Initial Vesting Date of Option Shares	VEST_DATE_
Expiration Date of All Option Shares	EXPIRATION_DATE_

The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986.

The Option is intended to conform in all respects with and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Certain capitalized terms used herein are defined in the Plan. Inconsistencies between this Stock Option Notice and Agreement (the “Agreement”) and the Plan shall be resolved in accordance with the terms of the Plan.

1. Option.

(a) Term. Subject to the terms and conditions set forth herein, including any country-specific terms and conditions set forth in the attached Appendix A or B, and in the Plan, the Company hereby grants to you an Option to purchase the Option Shares at the exercise price per Option Share set forth above in the introductory paragraph of this letter (the “Exercise Price”), payable upon exercise as set forth in paragraph 1(b) below. The Option shall expire at 5:00 P.M., PST, on the date set forth above in the introductory paragraph of this letter (the “Expiration Date”), which is the seventh (7th) anniversary of the date of grant set forth above in the introductory paragraph of this letter (the “Grant Date”), subject to earlier expiration as provided in paragraph 2(c) below should you cease to be an employee, officer or director of a Related Entity. The Exercise Price and the number and kind of shares of Common Stock or other property for which the Option may be exercised shall be subject to adjustment as provided in paragraph 6 below.

(b) Payment of Option Price. Subject to paragraph 2 below, the Option may be exercised in whole or in part upon payment of an amount (the “Option Price”) equal to the product of (i) the Exercise Price and (ii) the number of Option Shares to be acquired. Unless provided otherwise in Appendix A or B, payment of the Option Price shall be made by one or more of the following means:

(i) in cash (including check, bank draft, money order or wire transfer of immediately available funds);

(ii) if approved by the Committee in connection with a Change in Control, by delivery of a demand promissory note made by you in favor of the Company,

(iii) by simultaneous sale through a broker acceptable to the Committee of Option Shares acquired on exercise, as permitted under Regulation T of the U.S. Federal Reserve Board; or

(iv) by any combination of the foregoing.

2. Exercisability/Vesting and Expiration.

(a) Normal Vesting. The Option granted hereunder may be exercised only to the extent it has become vested. Unless otherwise provided in Appendix A or B, twenty-five percent (25) of the Option shall vest on the Initial Vesting Date as set forth in the introductory paragraph of this letter, and thereafter six and 1/4 percent (6.25) of the Option shall vest on the last day of each three-month period following the Initial Vesting Date, in each case, however, subject to the provisions of paragraph 2(c) below.

(b) Normal Expiration. In no event shall any part of the Option be exercisable after the Expiration Date.

(c) Effect on Vesting and Expiration of Employment Termination. Notwithstanding paragraphs 2(a) and (b) above, the following special vesting and expiration rules shall apply if your employment or service with the a Related Entity terminates prior to the Option becoming fully vested and/or prior to the Expiration Date:

(i) Death or Disability. If you die or become subject to a Disability while an employee, officer of, or otherwise performing active services for, a Related Entity, then (A) all of your Option that was vested and exercisable on the date of your death or Disability shall remain exercisable for, and shall otherwise terminate at the end of, a period of 365 days from the date of such death or Disability, but in no event after the Expiration Date; and (B) all of your Option that was not vested and exercisable on the date of your death or Disability shall be forfeited immediately.

(ii) Retirement. If you cease to be an employee, officer of, or to perform other active services for a Related Entity upon the occurrence of your Retirement, then (A) all of your Option that was vested and exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate at the end of, a period of 180 days after the date of Retirement, but in no event after the Expiration Date; and (B) all of your Option that was not vested and exercisable on the date of Retirement shall be forfeited immediately.

(iii) Discharge for Cause. If you cease to be an officer or employee of, or to perform other active services for a Related Entity due to Cause, all of your Option shall expire and be forfeited immediately upon such cessation, whether or not then vested and exercisable.

(iv) Change in Control. In the event of a Change in Control, you agree that the Committee may cancel and terminate all or any portion of your Option not exercised in connection therewith.

(v) Other Termination. Unless otherwise determined by the Committee, if you cease to be an officer or employee of, or to otherwise perform active services for a Related Entity for any reason other than death, Disability, Retirement or Cause, (A) all of your Option that was vested and exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the Expiration Date; and (B) all of your Option that was not vested and exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

3. Procedure for Exercise.

(a) You may exercise all or any portion of the Option, to the extent it has vested and is outstanding, at any time permitted under the Plan and the Company’s policies and from time to time prior to the Expiration Date, by initiating the exercise through E*Trade Financial Corporate Services, Inc. or as may be approved by the Chief Financial Officer of the Company, together with payment of the Option Price in accordance with the provisions of paragraph 1(b) above and any country-specific provisions set forth in the attached Appendix A or B. The Option may not be exercised for a fraction of an Option Share.

(b) If the shares of Common Stock issued upon the exercise of the Option are covered by an effective registration statement under the U.S. Securities Act of 1933, as amended, and unless otherwise restricted in Appendix A or B hereto, the Option may be exercised by a broker-dealer acting on your behalf if (i) the broker-dealer has received from you or the Company a fully- and duly-endorsed agreement evidencing the Option, (ii) you have delivered signed instructions to the broker-dealer and the Company directing the Company to deliver the shares of Common Stock to be issued upon exercise of the Option to the broker-dealer on your behalf and specifying the account into which such shares should be deposited, (iii) adequate provision has been made with respect to the payment of any Tax-Related Items (defined in paragraph 4(a) below) due upon such exercise, (iv) the broker-dealer delivers to the Company the aggregate payment of the Option Price in accordance with the provisions of paragraph 1(b) above, and (v) you and the broker-dealer have otherwise complied with Section 220.3(e)(4) of U.S. Regulation T, 12 CFR Part 220, or any successor provision.

4. Withholding of Taxes.

(a) Regardless of any action the Company or the Related Entity that employs you (the “Employer”) takes with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you in relation to the Option is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items.

(b) Prior to the relevant tax withholding event, you agree to pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer with respect to Tax-Related Items arising from the Option. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items from any wages or other cash compensation payable to you by the Company and/or the Employer. Alternatively, or in addition, you authorize the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the Tax-Related Items withholding obligation by one or a combination of the following: (1) withholding from the proceeds of the sale of shares of Common Stock acquired upon exercise; (2) arranging for the sale of shares of Common Stock otherwise deliverable to you (on your behalf and at your direction pursuant to this authorization); or (3) withholding otherwise deliverable shares of Common Stock, provided that the Company only withholds the number of shares of Common Stock necessary to satisfy the minimum withholding amount or such other amount determined by the Company as not resulting in negative accounting consequences for the Company. If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Common Stock as described herein, you will be deemed to have been issued the full number of shares subject to the Option Shares, less the Option Price, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined.

(c) Finally, you acknowledge that you are required to pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of the Option, including the vesting or exercise of the Option, which cannot be satisfied by the means described above. You hereby acknowledge that the Company may refuse to honor the exercise of the Option if you fail to comply with your obligations in connection with Tax-Related Items as described in this Paragraph 4.

(d) You acknowledge that you have reviewed and understand the tax obligations as set forth in this Agreement and understand that the Company is not providing any tax advice and that you should consult with your own tax advisors for the federal, state, local and foreign tax consequences of the Option.

5. Non-transferability of Options. Unless the Committee determines otherwise, you may transfer the Option granted hereunder only by will or the laws of descent and distribution. Unless the context requires otherwise, references herein to you are deemed to include any permitted transferee under this paragraph 5. Unless the Committee determines otherwise, the Option may be exercised only by you or by the executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution; or by the guardian or representative of any of the foregoing.

6. Adjustments. In the event of a reorganization, recapitalization, stock dividend (other than regular cash dividends paid pursuant to an announced dividend policy), or stock split, combination or other reclassification affecting the Option Shares, the Board or the Committee shall make such adjustment as it deems appropriate in the number and kind of Options available for granting under the Plan, the number and kind of shares covered by the Option and in the Exercise Price. Any such adjustment shall be final, conclusive and binding for all purposes.

7. Amendment or Substitution of Option. The terms of the Option may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate, including but not limited to, acceleration of the date of exercise of the Option and/or payments thereunder (but only to the extent permitted by regulations issued under Section 409A(a)(3) of the U.S. Internal Revenue Code); provided that, except as otherwise provided in paragraph 6 above, no such amendment shall adversely affect in a material manner any of your rights under the award without your written consent.

8. Nature of Grant. In accepting the Option, you acknowledge that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement, including Appendix A or B;

(b) the award of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;

(c) all decisions with respect to future awards of Options, if any, will be at the sole discretion of the Company;

(d) you are voluntarily participating in the Plan;

(e) Options are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Related Entity, and which are outside the scope of any employment contract, if any;

(f) the Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, variable compensation, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Related Entity;

(g) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(h) if the underlying shares of Common Stock does not increase in value, the Option will have no value;

(i) if you exercise the Option and obtain shares of Common Stock, the value of the shares of Common Stock acquired upon exercise may increase or decrease in value, even below the Option Price;

(j) in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option resulting from termination of your employment, consulting, officer or director relationship by the Company or any Related Entity (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and any Related Entity from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by executing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;

(k) in the event of termination of active service with the Employer (whether or not in breach of local labor laws), your right to further vesting in the Option under the Plan, if any, will terminate effective as of the date that you are no longer providing active services; furthermore, in the event of termination of employment (whether or not in breach of local labor laws), your right to exercise the Option after cessation of service, if any, will be measured by the date of termination of active employment and will not be extended by any notice period mandated under local law; the Company shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the Option;

(l) the Company and its Related Entities and their respective employees, officers and directors are not providing any tax, legal or financial advice, nor are they making any recommendations regarding participation in the Plan; and

(m) you are hereby advised to consult with your own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

9. DATA PRIVACY. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Employer, and the Company and its Related Entities for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and its Related Entities may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Options or any entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a third party. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the local human resources representative. You understand, however, that refusing or withdrawing consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

10. Governing Law. This Agreement and the Option granted hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (other than its laws respecting choice of law). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California, U.S.A., and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, U.S.A. or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

11. Agreement Severable. In the event that any provision in this Agreement, including Appendix A or B, is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on the remaining provisions of this Agreement.

12. Language. If you have received the Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

13. Electronic Delivery. The Company may, in its sole discretion, decide (a) to deliver by electronic means any documents related to the Option granted under the Plan, your participation in the Plan, or future Awards that may be granted under the Plan or (b) to request by electronic means your consent to participate in the Plan. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company.

14. Appendices A and B. Notwithstanding any provision of this document, the Option shall be subject to the attached additional terms/conditions set forth in Appendices A and B for your country of residence, if any, which are incorporated by reference to this Agreement.

15. Complete Agreement. This Agreement, those documents expressly referred to herein, the country-specific terms and conditions contained in Appendix A or B hereto and the Plan embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Please confirm your agreement with the foregoing by signing and returning a copy of this Agreement to the Company through your designated HR partner.

Very truly yours,
VERIFONE HOLDINGS, INC.

By:

Name: Douglas G. Bergeron
Title: Chairman & CEO

Accepted and Agreed as of

the date first above written:

FIRST_NAME- LAST_NAME-

By:

Name: FIRST_NAME- LAST_NAME-

Address:

ADDRESS_LINE1-

ADDRESS_LINE2-

CITY-, STATE- ZIP-

COUNTRY-

APPENDIX B

VERIFONE HOLDINGS, INC.

2006 EQUITY INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION NOTICE

FOR NON-U.S. GRANTEES

This Appendix B includes additional terms and conditions that govern your Option if you reside in one of the countries listed herein. Special terms apply to grants to optionees residing in Israel as set forth in Appendix A. Capitalized terms not explicitly defined in this Appendix B but defined in the Plan and/or the Agreement shall have the same definitions as in the Plan and/or the Agreement (as applicable).

This Appendix B also includes information regarding certain issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2008. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix B as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that you exercise your Option or sell shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Further, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you.

Finally, the Company may, at any time and at its own discretion, restrict the available methods of exercising the Option/paying the Exercise Price or direct the repatriation of the proceeds of the sale of shares of Common Stock acquired upon exercise of the Option to facilitate compliance with any tax, securities or other relevant laws in your country.

i

ARGENTINA

Exchange Control Notification

Currently, you may purchase and remit foreign currency with a value of up to US$2,000,000 per month out of Argentina for the purpose of acquiring foreign securities, including shares of Common Stock of the Company, without prior approval from the Argentine Central Bank (the “BCRA”), provided you register the purchase with the BCRA and execute and submit an affidavit to the entity selling the foreign currency confirming that you have not purchased and remitted funds in excess of US$2,000,000 during the relevant month.

Exchange control regulations in Argentina change frequently and it is your responsibility to comply with the exchange control regulations. You should consult with a personal advisor before sending funds out of Argentina and receiving proceeds from the sale of shares of Common Stock into Argentina to determine the applicable exchange control regulations.

Labor Law Acknowledgement

This provision supplements Paragraph 8: Nature of Grant, in the Agreement:

Any benefits awarded to you under the Plan accrue no more frequently than on an annual basis notwithstanding the fact that they may vest on a monthly basis. In addition, you acknowledge that you are receiving this grant due to the labor relationship you have with your Employer and that the Company is not your employer.

AUSTRALIA

Securities Law Information

If you acquire shares of Common Stock pursuant to the Option, and you offer shares of Common Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on disclosure obligations prior to making any such offer.

BRAZIL

Exchange Control Notification

If you hold assets and rights outside Brazil with an aggregate value exceeding US$100,000, you will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights, including: (i) bank deposits; (ii) loans; (iii) financing transactions; (iv) leases; (v) direct investments; (vi) portfolio investments, including shares of Common Stock of the Company acquired under the Plan; (vii) financial derivatives investments; and (viii) other investments, including real estate and other assets. Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil. Individuals holding assets and rights outside Brazil valued at less than US$100,000 (2008) are not required to submit a declaration. Please note that the US$100,000 threshold may be changed annually.

Intent to Comply with Law

By accepting the Option, you acknowledge agreement to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the vesting of the Option, the exercise of the Option, the sale of shares of Common Stock obtained pursuant to the Option, and the receipt of any dividends.

CANADA

Securities Law Information

You are permitted to sell shares of Common Stock acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares of Common Stock acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the stock is listed. The stock is currently listed on the New York Stock Exchange.

Consent to Receive Information in English for Quebec Grantees

The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

CHINA

Method of Payment (Cashless Exercise Restriction)

This provision replaces Paragraph 1(b): Payment of Option Price, of the Agreement:

Subject to paragraph 2 below, the Option may be exercised in whole or in part upon payment of an amount (the “Option Price”) equal to the product of (i) the Exercise Price and (ii) the number of Option Shares to be acquired. Payment of the Option Price and Tax-Related Items (as defined in Paragraph 4 of the Agreement) shall be made solely by simultaneous sale through a broker acceptable to the Committee of Option Shares acquired on exercise, as permitted under Regulation T of the U.S. Federal Reserve Board. In this case, all shares of Common Stock subject to the exercised portion of your Option will be sold immediately upon exercise and the sales proceeds, less the Option Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to you. The Company reserves the right to allow additional methods of payment depending on the development of local law.

Exchange Control Restriction

You understand and agree that, due to exchange control laws in China, you may be required to immediately repatriate the proceeds from the cashless exercise of the Option and sale of the shares of Common Stock to China. You further understand that such repatriation of the proceeds may need to be effected through a special exchange control account established by the Company or a Related Entity and you hereby consent and agree that the proceeds from the cashless exercise may be transferred to such special account prior to being delivered to your personal account. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

FRANCE

Consent to Receive Information in English

By signing and returning this document providing for the terms and conditions of your Option grant, you confirm having read and understood the documents relating to this grant (the Plan and the Agreement) which were provided in English language. You accept the terms of those documents accordingly.

En signant et renvoyant le présent document d écrivant les termes et conditions de votre attribution d’Options, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan et l’Accord) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.

HONG KONG

Securities Law Warning

This offer of the Option and the shares of Common Stock to be acquired upon exercise are available only to employees of the Company and any of its Related Entities participating in the Plan and are not a public offer of securities. You agree not to sell any shares of Common Stock obtained upon exercise of the Option within six months of the Grant Date.

Please be aware that the contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If there is any doubt about your understanding of any of the contents of this document, you should obtain independent professional advice.

Nature of Scheme

The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”).

INDIA

Method of Payment

Due to legal restrictions in India, you will not be permitted to pay the Option Price by a “sell-to-cover” exercise such that part of the shares of Common Stock subject to the Option will be sold immediately upon exercise and the proceeds of sale will be remitted to the Company to cover the Option Price for the purchased shares of Common Stock and any Tax-Related Items or Fringe Benefit Tax withholding. The Company reserves the right to provide you with this method of payment depending on the development of local law.

Repatriation of Proceeds of Sale

You agree to repatriate all proceeds received from the sale of shares of Common Stock to India within a reasonable time following the sale of the shares of Common Stock (i.e., within 90 days). You must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India.

IRELAND

Director Notification

Only newly issued shares of Common Stock will be issued at exercise of the Option for directors and shadow directors of the Company’s Irish Related Entity.

Directors and shadow directors of an Irish Related Entity are subject to certain notification requirements under the Companies Act. Directors and shadow directors must notify the Irish Related Entity in writing of their interest in the Company and the number and class of shares or rights to which the interest relates within five days of receipt or knowledge of receipt of the Option. Directors and shadow directors also must notify the Irish Related Entity within five days of exercise of the Option or of selling shares of Common Stock acquired under the Plan. This disclosure requirement also applies to any rights or shares acquired by the spouse or children (under the age of 18) of a director or shadow director.

ISRAEL

See Appendix A.

v

ITALY

Method of Payment (Cashless Exercise Restriction)

This provision replaces Paragraph 1(b): Payment of Option Price, of the Agreement:

Subject to paragraph 2 below, the Option may be exercised in whole or in part upon payment of an amount (the “Option Price”) equal to the product of (i) the Exercise Price and (ii) the number of Option Shares to be acquired. Payment of the Option Price and Tax-Related Items (as defined in Paragraph 4 of the Agreement) shall be made solely by simultaneous sale through a broker acceptable to the Committee, of Option Shares acquired on exercise, as permitted under Regulation T of the U.S. Federal Reserve Board. In this case, all shares of Common Stock subject to the exercised portion of your Option will be sold immediately upon exercise and the sales proceeds, less the Option Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to you. The Company reserves the right to provide you with additional methods of payment depending on the development of local law.

Exchange Control Notification

Exchange control reporting is required for cash transfers to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars. You may be exempt from this formality if the payments are made through an authorized broker resident in Italy, as that entity would comply with the reporting obligation. In addition, exchange control reporting is required if you hold foreign investments outside of Italy in excess of €12,500 or the equivalent amount in U.S. dollars. If reporting is required, it must be done on your individual tax return.

Data Privacy

This provision replaces Paragraph 9: Data Privacy, of the Agreement:

You explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of your personal data as described in this section of the Appendix by and among, as applicable, the Company and any Related Entity for the exclusive purpose of implementing, administering, and managing your participation in the Plan.

You understand that the Company and any Related Entity may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company or any Related Entity, details of all options to acquire shares, or any other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the exclusive purpose of implementing, managing, and administering the Plan (“Data”).

You also understand that providing the Company with Data is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is VeriFone Holdings, Inc., with registered offices at 2099 Gateway Place, Suite 600, San Jose, CA 95110, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is VeriFone Italia srl, Corso Magenta, 46, Milan 20123, Italy.

You understand that Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. You further understands that the Company and/or any Related Entity will transfer Data among themselves as necessary for the purpose of implementing, administering, and managing your participation in the Plan, and that the Company and/or any Related Entity may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer to brokers or another third party with whom you may elect to deposit any shares of Common Stock acquired under the Plan. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan. You understand that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, correct, or stop, for legitimate reason, the Data processing. Furthermore, you are aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your local human resources representative.

Plan Document Acknowledgment

In accepting the Option, you acknowledge that you have received a copy of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.

You further acknowledge that you have read and specifically and expressly approve the following clauses in the Agreement: Paragraph 2: Exercisability/Vesting and Expiration; Paragraph 3: Procedure for Exercise; Paragraph 4: Withholding of Taxes; Paragraph 5: Transferability of Option; Paragraph 8: Nature of Grant; Paragraph 9: Data Privacy; Paragraph 10: Governing Law; Paragraph 11: Agreement Severable; Paragraph 12: Language; Paragraph 13: Electronic Delivery; Paragraph 15: Complete Agreement and this Appendix B.

MALAYSIA

Director Notification

If you are a director of a Malaysian Related Entity of the Company, you are subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian Related Entity in writing upon receipt of an interest (e.g., the Option, shares of Common Stock) in the Company or any Related Entity. In addition, you must notify the Malaysian Related Entity upon the sale of shares of Common Stock or stock in any related company (including the sale of Common Stock acquired under the Plan). These notifications must be made within fourteen days of acquiring or disposing of any interest in the Company or any Related Entity.

MEXICO

Labor Law Acknowledgment

These provisions supplement Paragraph 8: Nature of Grant in the Agreement:

By accepting the Option, you understand and agree that: (i) the Option is not related to the salary or other contractual benefits granted to you by any Related Entity; and (ii) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of employment.

In addition, by signing below, you further acknowledge having read and specifically and expressly approved the terms and conditions in the Nature of Grant Paragraph of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and its Related Entities are not responsible for any decrease in the value of the stock underlying the Option.

Policy Statement

The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend and discontinue the Plan at any time without any liability to you.

The Company, with registered offices at 2099 Gateway Place, Suite 600, San Jose, CA 95110, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan. The acquisition of stock does not, in any way, establish an employment relationship between you and the Company since you are participating in the Plan on a solely commercial basis and your sole employer is VeriFone S.A. de C.V.

Finally, you do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and you therefore grant a full and broad release to your Employer and the Company and its Related Entities with respect to any claim that may arise under or in relation to the Plan.

Plan Document Acknowledgment

By accepting the Option, you acknowledge you have received a copy of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.

Spanish Translation

Reconocimiento de la Ley Laboral:

Estas disposiciones complementan el reconocimiento de la ley laboral contenida en el Acuerdo:

Por medio de la aceptación y/o adjudicación de esta opción, el Granteese reconoce y acepta que: (i) la opción y/o adjudicación no se encuentra relacionada con el salario ni con otras prestaciones contractuales concedidas al Granteese por parte del patrón; y (ii) cualquier modificación del Plan o su terminación no constituye un cambio o impedimento de los términos y condiciones de empleo.

Adicionalmente, al firmar el presente documento, el Granteese reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la sección de la Naturaleza del Otorgamiento del Acuerdo, en el cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como sus Subsidiarias y Afiliadas no son responsables por cualquier detrimento en el valor de las acciones en relación con la opción y/o adjudicación.

Declaración de Política

La invitación por parte de la Compañía bajo el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier tiempo, sin ninguna responsabilidad para el Granteese.

La Compañía, con oficinas registradas ubicadas en 2099 Gateway Place, Suite 600, San Jose, CA 95110, U.S.A., es la única responsable por la administración del Plan y de la participación en el mismo. La adquisición de acciones no establece de forma alguna, una relación de trabajo entre el Granteese y la Compañía, ya que la participación en el Plan es completamente comercial y el único patrón es VeriFone S.A. de C.V.

Finalmente, por medio de la presente el Granteese declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y en consecuencia, otorga el más amplio finiquito a su patrón, así como a la Compañía, a sus Subsidiarias y Afiliadas con respecto a cualquier demanda que pudiera originarse en virtud del Plan.

Reconocimiento del Plan de Documentos

Por medio de la aceptación de esta opción y/o adjudicación, el Granteese reconoce que ha recibido una copia del Plan, que el mismo ha sido revisado al igual que la totalidad del Acuerdo y, que ha entendido y aceptado completamente las disposiciones contenidas en el Pan y en el Acuerdo.

PHILIPPINES

There are no country-specific provisions.

POLAND

Exchange Control Information

If you acquire shares of Common Stock under the Plan, you must file a report with the National Bank of Poland declaring ownership of foreign shares. You acknowledge it is your obligation to comply with any and all exchange control regulations related to your participation in the Plan.

SINGAPORE

Securities Law Information

The offer is being made on a private basis and is, therefore, exempt from registration in Singapore.

Director Notification

If you are a director, associate director or shadow director of a Singaporean Related Entity of the Company, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Related Entity in writing when you receive an interest (e.g., the Option, shares of Common Stock) in the Company or any Related Entity. In addition, you must notify the Singaporean Related Entity when you sell shares of Common Stock of the Company or any Related Entity (including when you sell shares of Common Stock acquired upon exercise of the Option). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any Related Entity. In addition, a notification must be made of interests in the Company or any Related Entity within two days of becoming a director, an associate director or a shadow director.

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SPAIN

Exchange Control Notification

When receiving foreign currency payments derived from the ownership of shares of Common Stock (i.e., dividends or sale proceeds), you must inform the financial institution receiving the payment, the basis upon which such payment is made. You will need to provide the institution with the following information: (i) name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) further information that may be required.

If you acquire shares of Common Stock under the Plan and wish to import the ownership title of such shares of Common Stock (i.e., share certificates) into Spain, you must declare the importation of such securities to the Direccion General de Política Comercial y de Inversiones Extranjeras (the “DGPCIE”).

Labor Law Acknowledgment

This provision supplements Paragraph 8: Nature of Grant, in the Agreement:

By accepting the Option, you agree to participation in the Plan and acknowledge that you have received a copy of the Plan.

You understand that the Company has unilaterally, gratuitously and discretionally decided to grant Options under the Plan to individuals who are employees of the Company or its Related Entities throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Related Entities on an ongoing basis except as set forth under the terms of the Plan and the Agreement. Consequently, you understand that any Option is given on the assumption and condition that it shall not become a part of any employment contract (either with the Company or any of its Related Entities) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the Option and shares of Common Stock is unknown and unpredictable and you may forfeit the Option if you terminate employment prior to exercise. In addition, you understand that this grant would not be made but for the assumptions and conditions referred to above; thus, you understand, acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Option shall be null and void.

TAIWAN

Exchange Control Notification

Individuals may acquire and remit foreign currency (including proceeds from the sale of shares of Common Stock of the Company) into Taiwan up to US$5,000,000 per year without justification. There is no need to aggregate all remittances into Taiwan when calculating the limitation. If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.

TURKEY

Exchange Control Notification

Exchange control regulations require Turkish residents to buy shares through financial intermediary institutions that are approved under the Capital Market Law (i.e., banks licensed in Turkey). Therefore, if you use cash to exercise the Option, the funds must be remitted through a bank or other financial institution licensed in Turkey. A wire transfer of funds by a Turkish bank will satisfy this requirement. This requirement does not apply to cashless exercises, as no funds leave Turkey.

UNITED KINGDOM

Tax Acknowledgment

The following provisions supplement Paragraph 3: Withholding of Taxes, in the Agreement:

You agree that if the Employer or the Company does not withhold the full amount of Tax-Related Items that you owe due to the exercise of the Option or release, assignment or cancellation of the Option (the “Taxable Event”) from you within 90 days after the Taxable Event, then the amount that should have been withheld shall constitute a loan owed by you to the Employer, effective 90 days after the Taxable Event. You agree that the loan will bear interest at the UK statutory rate and it will be immediately due and repayable by you and the Company and/or the Employer may recover it at any time thereafter by withholding through any of the payment methods set forth in Paragraph 4 of the Agreement. Notwithstanding the foregoing, if you are an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of this provision will not apply. In the event that you are an officer and Tax-Related Items are not collected from or paid by you within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to you on which additional income tax and national insurance contributions may be payable.

URUGUAY

There are no country-specific provisions.